Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 033-47073, 333-72715, 333-124503, 333-131466, 333-147397, 333-153925, 333-154364, 333-186187, 333-215774, 333-222840, 333-262303 and 333-269360 on Form S-8 and Registration Statement No. 333-261488 on Form S-3 of our reports dated November 22, 2023, relating to the consolidated financial statements of The Scotts Miracle-Gro Company and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2023.

/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
November 22, 2023